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EXHIBIT 5.1

PALMER & DODGE LLP
111 Huntington Avenue at Prudential Center
Boston, Massachusetts 02199-7613

April 18, 2003

Helix Technology Corporation
Mansfield Corporate Center
Nine Hampshire Street
Mansfield, MA 02048-9171

Ladies and Gentlemen:

        We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Helix Technology Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 1,000,000 shares (the "Shares") of the Company's Common Stock, $1.00 par value per share, offered pursuant to the provisions of the Company's 1996 Equity Incentive Plan (the "Plan").

        We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as a part of the Registration Statement.

Very truly yours,
/s/ PALMER & DODGE LLP PALMER & DODGE LLP

Main 617.239.0100 Fax 617.227.4420 www.palmerdodge.com

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  EXHIBIT 5.1